Exhibit 99.1

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October 9, 2018

PG&E Responds to Cascade Wildfire Announcement

SAN FRANCISCO, Calif.—Pacific Gas and Electric Company (PG&E) today issued the following statement in response to the release of information by the California Department of Forestry and Fire Protection (CAL FIRE) regarding the October 2017 Cascade wildfire:

The safety of our customers, their families and the communities we serve is our most important job. Without question, the loss of life, homes and businesses in these extraordinary wildfires is heartbreaking and we remain focused on helping communities recover and rebuild.

As independent experts have confirmed, extreme weather, years of drought, and millions of dead trees are feeding an unprecedented risk of wildfires. In light of this, we recognize we all need to do even more to help reduce the risk of wildfires, and are committed to working together with our state and community partners to develop comprehensive safety solutions for the future.

We look forward to the opportunity to carefully review the CAL FIRE report to understand the agency’s perspectives.

In the meantime, we are continuing to focus on implementing additional precautionary measures intended to further reduce wildfire threats, such as working to remove and reduce dangerous vegetation, improving weather forecasting, upgrading emergency response warnings, making lines and poles stronger in high fire threat areas and taking other actions to make our system, and our customers and communities, even safer in the face of a growing wildfire threat.

Background Information

PG&E took numerous actions prior to the 2017 wildfires to mitigate the risks that we were experiencing:

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For example, under PG&E’s nationally recognized Vegetation Management Program, we inspect and monitor every PG&E overhead electric transmission and distribution line each year, with some locations patrolled multiple times. We also prune or remove approximately 1.4 million trees annually.

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And, following Governor Brown’s January 2014 Drought State of Emergency Proclamation and the California Public Utilities Commission’s Resolution ESRB-4, PG&E added enhanced measures to address areas particularly affected by drought and bark beetles, including increased foot and aerial patrols along power lines in high fire-risk areas, removal of hundreds of thousands of dead or dying trees, and daily aerial fire detection patrols during high fire season to improve fire spotting and speed of fire response.

With that said, the extreme weather conditions that we experienced in 2017 have continued, resulting in the worst wildfire in the state’s history in 2018. Clearly, our state requires comprehensive new solutions.

To address the growing threats posed by wildfires and extreme weather, and in light of the wildfires throughout our state last year, PG&E has launched the Community Wildfire Safety Program to help keep our customers and communities safe by implementing additional precautionary measures intended to further reduce wildfire threats. Among the key components of the new program are:

•	Wildfire Safety Operations Center: A state-of-the-art operations center to monitor potential fire threats across PG&E’s service area in real time and coordinate prevention and response efforts.

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Advanced Weather Forecasting: A network of weather stations throughout high fire-risk areas to provide improved awareness of fire danger conditions and better predict where extreme fire danger could occur.

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Enhanced Vegetation Management: PG&E is accelerating the vegetation and safety work that is part of the Community Wildfire Safety Program in extreme fire-threat areas to reduce the risk of vegetation coming into contact with lines.

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Public Safety Power Shutoff: As a last resort, a program to proactively turn off electric power for safety when extreme fire danger conditions occur, while helping customers prepare and providing early warning notification, when and where possible.

About PG&E

Pacific Gas and Electric Company, a subsidiary of PG&E Corporation (NYSE:PCG), is one of the largest combined natural gas and electric energy companies in the United States. Based in San Francisco, with more than 20,000 employees, the company delivers some of the nation’s cleanest energy to nearly 16 million people in Northern and Central California. For more information, visit www.pge.com/ and pge.com/news.

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